OMB APPROVAL
OMB Number: 3235-0145 Expires: February 28, 2009 Estimated average burden hours per response...... 14.5

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 3)

Trimeris, Inc.
(Name of Issuer)

Common Stock, $0.001 Par Value Per Share
(Title Class of Securities)

896263100
(CUSIP Number)
HealthCor Management, L.P. Carnegie Hall Tower 152 West 57th Street, 47th Floor New York, New York 10019 Attention: Mr. Steven J. Musumeci (212) 622-7888
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

September 27, 2007
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

CUSIP No. 896263100

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
HealthCor Management, L.P. 20-2893581
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3		SEC USE ONLY

4		SOURCE OF FUNDS
WC
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
3,895,590
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
3,895,590
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,895,590
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
17.54%
14		TYPE OF REPORTING PERSON
PN

CUSIP No. 896263100

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
HealthCor Associates, LLC 20-2891849
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3		SEC USE ONLY

4		SOURCE OF FUNDS*
AF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
3,895,590
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
3,895,590
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,895,590
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
17.54%
14		TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP No. 896263100

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
HealthCor Offshore, Ltd. N/A
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3		SEC USE ONLY

4		SOURCE OF FUNDS
AF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
2,475,285
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
2,475,285
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,475,285
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.15%
14		TYPE OF REPORTING PERSON
OO-limited company

CUSIP No. 896263100

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
HealthCor Hybrid Offshore, Ltd. N/A
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3		SEC USE ONLY

4		SOURCE OF FUNDS
AF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
600,043
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
600,043
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
600,043
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.70%
14		TYPE OF REPORTING PERSON
OO-limited company

CUSIP No. 896263100

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
HealthCor Group, LLC 51-0551771
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3		SEC USE ONLY

4		SOURCE OF FUNDS
AF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
720,262
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
720,262
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
720,262
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.24%
14		TYPE OF REPORTING PERSON
OO-limited liability company

CUSIP No. 896263100

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
HealthCor Capital, L.P. 51-0551770
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3		SEC USE ONLY

4		SOURCE OF FUNDS
AF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
720,262
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
720,262
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
720,262
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.24%
14		TYPE OF REPORTING PERSON
PN

CUSIP No. 896263100

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
HealthCor L.P. 20-3240266
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3		SEC USE ONLY

4		SOURCE OF FUNDS
AF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
720,262
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
720,262
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
720,262
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.24%
14		TYPE OF REPORTING PERSON
PN

CUSIP No. 896263100

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
HealthCor Strategic, LLC 20-2891864
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3		SEC USE ONLY

4		SOURCE OF FUNDS*
AF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
100,000
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
100,000
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
100,000
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.45%
14		TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP No. 896263100

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
Arthur Cohen
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3		SEC USE ONLY

4		SOURCE OF FUNDS*
AF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
3,895,590
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
3,895,590
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,895,590
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
17.54%
14		TYPE OF REPORTING PERSON
IN

CUSIP No. 896263100

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
Joseph Healey
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3		SEC USE ONLY

4		SOURCE OF FUNDS*
AF
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
3,895,590
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
3,895,590
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,895,590
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
17.54%
14		TYPE OF REPORTING PERSON
IN

This Amendment No. 3 to the Schedule 13D filed by HealthCor Management, L.P, HealthCor Associates, LLC, HealthCor Offshore, Ltd., HealthCor Hybrid Offshore, Ltd., HealthCor Group, LLC, HealthCor Capital, L.P., HealthCor, L.P., Joseph Healey and Arthur Cohen (collectively “HealthCor”) on August 8, 2007 (as corrected by the amendment filed on August 9, 2007), the Amendment No. 1 to the Schedule 13D filed by HealthCor on August 14, 2007 and the Amendment No. 2 to the Schedule 13D filed by HealthCor on September 25, 2007, is being filed to update the responses to Items 3 and 5(c) therein.

Item 1. Security and Issuer

No change.

Item 2. Identity and Background

No change.

Item 3. Source and Amount of Funds or Other Consideration

The total amount HealthCor has paid for the shares of Common Stock acquired in the transactions reported under Item 5(c) below is $1,362,007. Other than that, there is no change to this Item 3.

Item 4. Purpose of Transaction

No change.

Item 5. Interest in Securities of the Issuer

(a) - (b) No change.

(c) HealthCor made the following open-market purchases of shares of Common Stock on September 27, 2007 and September 28, 2007:

Date	Number of Shares	Price Per Share
09/27/07	33,746	7.394
09/28/07	145,590	7.641

(d) No change.

(e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

No change.

Item 7. Material to Be Filed as Exhibits

None.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	October 1, 2007

	HealthCor Management, L.P., for itself and as manager on behalf of (i) HealthCor Offshore, Ltd., (ii) HealthCor Hybrid Offshore, Ltd. and (iii) HealthCor Strategic, LLC	HealthCor Associates, LLC
By:___________________________
By:	HealthCor Associates, LLC, its general partner	Name: Steven J. Musumeci Title: Chief Operating Officer

By:___________________________
	Name: Steven J. Musumeci	HealthCor Group, LLC
Title: Chief Operating Officer
By:___________________________
	HealthCor Capital, L.P., for itself and as general partner on behalf of HealthCor, L.P.	Name: Steven J. Musumeci Title: Chief Operating Officer

By:	HealthCor Group, LLC, its general partner
_________________________________ Joseph Healey, Individually
By:___________________________
	Name: Steven J. Musumeci Title: Chief Operating Officer	_____________________________ Arthur Cohen, Individually